Exhibit 10.55

AMENDMENT NO. 4 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 4 to Business Loan Agreement (this “Amendment”) is entered into as of June 10, 2002, between Bank of America, N.A. (“Bank”) and Sport Chalet, Inc. (the “Borrower”).

RECITALS

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of June 19, 1998, as previously amended (the “Agreement”).

     B. The Bank and the Borrower now desire to amend the Agreement on the terms and conditions set forth below.

AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

2.1	Paragraph 2.1(a) of the Agreement is amended by inserting the following at the end before the period:

“provided, however, that the Commitment shall be Thirty Million Dollars ($30,000,000) during the period of October 1, 2002 through and including December 31, 2002.”

2.2	Paragraph 2.1(c) of the Agreement is amended by inserting the following at the end before the period:

“provided, however, that the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, shall not exceed at any time the lesser of (i) 45% of the Borrower’s net inventory at cost (which will be determined utilizing the first-in-first-out (FIFO) method, based upon the retail method of accounting and utilizing the Borrower’s cost) and (ii) the Commitment. The Borrower shall from time to time prepay advances to the extent necessary to comply with the foregoing limitation.”

2.3	Paragraph 2.2 of the Agreement is amended by substituting “September 30, 2003” for “August 31, 2002”.

2.4	Paragraph 2.3 (a) of the Agreement is amended by substituting “Bank’s Prime Rate plus .25 percentage points” for “Bank’s Prime Rate”.

2.5	Paragraph 2.9(i) of the Agreement is amended by deleting “the Expiration Date” and substituting “January 31, 2004” in lieu thereof.

2.6	Paragraph 2.9(ii) of the Agreement is amended by deleting “the Expiration Date” and substituting “September 30, 2004” in lieu thereof.

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2.7	Paragraph 3.1 of the Agreement is amended by substituting “.20% per year” for “.125% per year”.

2.8	Paragraph 3.3 of the Agreement is amended by substituting “Seven Thousand Dollars ($7,000)” for “Three Thousand Dollars ($3,000)”.

2.9	Paragraph 8.5 of the Agreement is amended and restated in its entirety as follows:

“8.5 Fixed charge Coverage Ratio. To maintain a Fixed Charge Coverage ratio of at least 1.00:1.0.

"'Fixed Charge Coverage Ratio” is defined as the sum of net profit after taxes, tax expense, interest expense, depreciation, amortization, and rent expense, less dividends, loans and advances to parents, affiliates and officers, and cash taxes paid divided by the sum of current portion of long term debt, rent expense, interest expense, and non-financed capital expenditures; provided, however, that for purposes of calculating this ratio (a) for the periods ending March 31, 2002, June 30, 2002 and September 30, 2002, only non-financed capital expenditures in excess of $6,000,000 in the preceding 4 fiscal quarter period shall be included and (b) for the period ending December 31, 2002, only non-financed capital expenditures in excess of $4,000,000 in the preceding 4 fiscal quarter period shall be included; provided, further, that for purposes of calculating this ratio for the period ending March 31, 2003 and thereafter, 100% of non-financed capital expenditures in the preceding 4 fiscal quarter period shall be included.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

2.10	Paragraph 8.9 of the Agreement is amended and restated in its entirety as follows:

"8.9 Capital Expenditures. Not to spend or incur obligations to acquire fixed or capital assets for more than (a) Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000) for the 12 months ending March 31, 2002 and (b) Fourteen Million Five Hundred Thousand Dollars ($14,500,000) in any single fiscal year thereafter.”

2.11	Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

     3. Conditions. This Amendment shall not be effective until Bank has received the following, in form and substance acceptable to Bank:

(a)	This Amendment, duly executed;

(b)	Evidence that the execution, delivery and performance by the Borrower of this Amendment has been duly authorized.

(c)	A fee in the amount of Twenty Thousand Dollars ($20,000).

     4. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the

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Agreement are true as of the date of this Amendment as if made on the date hereof, (c) this Amendment is within Borrower’s powers, has been duly authorized, and does not conflict with Borrower’s organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound.

     5. Effect of this Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain full force and effect.

     This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA, N.A	SPORT CHALET, INC.

By: /s/ JEFFREY THOM Jeffrey A. Thom, Vice President	By: /s/ HOWARD KAMINSKY Howard Kaminsky, Chief Financial Officer

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